Exhibit F



                                                        March 14, 2000


Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549

Re: File No. 70-9611 - Declaration with Respect to the Guaranty of Certain Performance Obligations of EUA Cogenex Corporation by Eastern Utilities Associates

Ladies and Gentlemen:

        As counsel for Eastern Utilities Associates ("EUA" or the "Declarant"), we are furnishing this opinion to be used in connection with the filing by the Declarant, on January 19, 2000, with the U.S. Securities and Exchange Commission (the "Commission"), of a Declaration on Form U-1, as amended (File No. 70-9611; hereinafter, the "Declaration"), under the Public Utility Holding Company Act of 1935, as amended. The Declarant is filing the Declaration for the purpose of obtaining Commission authorization for the Declarant or its agreed upon successor to enter into a performance guaranty in favor of Fleet Business Credit Corporation ("Fleet Business Credit") guarantying certain performance obligations of EUA Cogenex Corporation ("Cogenex"), a Massachusetts corporation and wholly-owned subsidiary of EUA, in connection with (i) Cogenex's sale of certain assets to Fleet Business Credit, and (ii) the proposed restructuring and additional funding by Fleet Business Credit of certain Cogenex contracts previously sold to Fleet Business Credit under a separate program agreement (the "Performance Guaranty").

        It is our opinion, subject to the additional assumptions, exceptions and qualifications hereinafter stated, that in the event the Performance Guaranty is consummated in accordance with the Declaration:

        (a) All Massachusetts state laws applicable to the Performance Guaranty will have been complied with by the Declarant and Cogenex.

        (b) The Declarant, issuer of the Performance Guaranty, is a validly organized and duly existing voluntary association formed under the laws of the Commonwealth of Massachusetts and a Declaration of Trust, dated April 2, 1928, as amended.

        (c) Upon the consummation of the Performance Guaranty, such Guaranty will be a valid and binding obligation of the Declarant, enforceable in accordance with its respective terms.

        (d) The consummation of the Performance Guaranty will not violate the legal rights of the holders of any of the securities issued by EUA and its associate companies, Eastern Edison Company ("Eastern"), Montaup Electric Company ("Montaup") , Blackstone Valley Electric Company ("Blackstone"), Newport Electric Corporation ("Newport"), Cogenex, EUA Ocean State Corporation ("Ocean State"), EUA Service Corporation ("ESC"), Northeast Energy Management, Inc. ("NEM"), EUA Citizens Conservation Services, Inc. ("CCS"), EUA Cogenex-West Corporation ("Cogenex-West"), EUA Cogenex-Canada Inc. ("Cogenex-Canada"), EUA Cogenex-Canada Energy Services, Inc. ("Cogenex-Canada Energy Services") (each of NEM, CCS, Cogenex-West, Cogenex-Canada and Cogenex-Canada Energy Services being an associate or subsidiary company of Cogenex), EUA Energy Investment Corporation ("EEIC"), EUA BIOTEN, Inc. ("EUA BIOTEN"), BIOTEN Operations, Inc. ("BIOTEN Operations"), (EUA BIOTEN and BIOTEN Operations being associate companies of EEIC), Ocean State Power I ("OSP I"), Ocean State Power II ("OSP II") (OSP I and OSP II being Rhode Island general partnerships), APS Cogenex L.L.C., EUA WestCoast L.P., BIOTEN GPM, EUA Energy Capital and Services I, EUA Energy Capital and Services II, EUA FRC II Energy Associates, Micro Utility Partners of America and Renova, L.L.C.

        This opinion, in addition to being subject to the consummation of the Performance Guaranty in accordance with the Declaration, is also subject to the following additional assumptions, exceptions and qualifications:

        (1) compliance with such order or orders as the SEC may issue from time to time upon the Declaration;

        (2) the accuracy of information furnished to us as to the outstanding securities of EUA and its associate companies, Eastern, Montaup, Blackstone, Newport, Cogenex, Ocean State, ESC, NEM, CCS, Cogenex-West, Cogenex-Canada, Cogenex-Canada Energy Services, EEIC, EUA BIOTEN, BIOTEN Operations, OSP I, OSP II, and such other associate companies listed in paragraph
                (d) above.

        (3) that all requirements of applicable state securities or "blue sky" laws will have been complied with;

        (4) that the enforceability of the Performance Guaranty may be subject to and affected by applicable bankruptcy, receivership, insolvency, reorganization, moratorium, fraudulent conveyance or other laws affecting the enforcement of the rights and remedies of creditors generally (including, without limitation, such as may deny giving effect to waivers of rights to debtors or guarantors); and such duties and standards as are or may be imposed on creditors, including, without limitation , good faith, reasonableness and fair dealing under any applicable statute, rule, regulation or judicial decision; and

        (5) that the enforceability of the Performance Guaranty may be subject to and affected by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law) and the exercise of equitable powers by a court of competent jurisdiction (and no opinion is given herein as to specific performance or as to the availability of other equitable remedies or equitable relief of any kind).

        This opinion relates only to federal law and the laws of the Commonwealth of Massachusetts, and we express no opinion with respect to any other jurisdiction. To the extent that certain matters addressed may involve the laws of other states, we have assumed that such laws are not materially different from the laws of the Commonwealth of Massachusetts.

        We consent to the use of this opinion in connection with the Declaration.

                                                        Very truly yours,



                                                        McDermott, Will & Emery